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                                                                   Exhibit 10.25


                           CHANGE-IN-CONTROL AGREEMENT


                  AGREEMENT, made and entered into as of the 18th day of October, 1999 (the "Effective Date") by and between General Cable Corporation, a Delaware corporation (the "Company"), and Stephen Rabinowitz (the "Executive").


                              W I T N E S S E T H :
                              ---------------------

                  WHEREAS, the Executive is a key employee of the Company or one of its subsidiaries; and

                  WHEREAS, the Company and the Executive are parties to a change-in-control agreement effective as of May 13, 1997, which is currently in effect (the "Prior Change-in-Control Agreement"); and

                  WHEREAS, effective upon the Effective Date it is intended that the Prior Change-in-Control Agreement be terminated and that this Agreement become effective;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. TERM

                  This Agreement shall become effective upon the Effective Date and shall terminate and be of no further force or effect upon the expiration of the Employment Agreement (the "Term"); provided, however, that, if a Change-in-Control shall have occurred during the Term or within six months after Executive's employment terminates, as described in Paragraph 2(a) hereof, the Term shall expire on the last day of the thirty-sixth (36th) month following the month in which the Change-in-Control occurs.

2. TERMINATION OF EXECUTIVE'S EMPLOYMENT PRIOR
   TO OR FOLLOWING A CHANGE-IN-CONTROL

                           (a) If the Executive's employment is terminated by
the Company or any of its subsidiaries or by the Company's successor without Cause (as hereinafter defined), or the Executive terminates his employment with the Company or any of its subsidiaries or with the Company's successor for Good Reason (as hereinafter defined), and such termination occurs within six months preceding, or within three years following, a Change-in-Control, the Executive shall be entitled to receive a Change-in-Control Payment (as hereinafter defined).

                           (b) Notwithstanding the foregoing, the Executive
shall not be entitled to receive the Change-in-Control Payment if any of the Circumstances of Ineligibility (as hereinafter defined) apply to the Executive.

                           (c) "Change-in-Control Payment" means the product of
(i) three times (ii) the sum of (x) the Executive's annual base salary at the time of the termination of the Executive's employment (or, in the case of a termination of employment for Good Reason based on a reduction of the Executive's annual base salary, the annual base salary in effect immediately prior to such reduction) plus (y) the Executive's target annual incentive bonus in effect for the year in which the Executive's employment is terminated or the year in which the Change-in-Control occurs, whichever target bonus is greater.

                           (d) "Change-in-Control" means that any of the
following has

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occurred:

                           (i) any person or other entity (other than any of the Company's subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries) including any person as defined in
         Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than fifty percent (50%) of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the "Voting Stock"),

                           (ii) the stockholders of the Company approve the sale of all or substantially all of the property or assets of the Company and such sale occurs;

                           (iii) the stockholders of the Company approve a consolidation or merger of the Company with another corporation (other than with any of the Company's subsidiaries), the consummation of which would result in the shareholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 60% of the Voting Stock of the surviving entity, and such consolidation or merger occurs; or

                           (iv) a change in the Company's Board of Directors occurs with the result that the members of the Board on the Effective Date (the "Incumbent Directors") no longer constitute a majority of such Board of Directors, provided that any person becoming a director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest or the settlement thereof, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election or nomination for election was supported by two-thirds (2/3) of the then Incumbent Directors shall be considered an Incumbent Director for purposes hereof.

                           (e) "Cause" shall have the meaning set forth in the
Employment Agreement and shall be subject to the procedures set forth herein.

                           (f) "Good Reason" means the occurrence of any of the
following without the prior written consent of the Executive:

                           (i) removal from the position of Chief Executive Officer held by the Executive with respect to the Company or any of its significant subsidiaries (as defined in Regulation S-X under the Securities Exchange Act of 1934) on the 181st day prior to the Change-in-Control or any senior position that the Executive subsequently achieves;

                           (ii) the assignment of duties or responsibilities materially inconsistent with those customarily associated with the position held by the Executive on the 181st day prior to the Change-in-Control or any senior position that the Executive subsequently achieves (alternatively, the "Measuring Position"), or any other action by the Company or a successor that results in a diminution of the Executive's position, authority, duties or responsibilities compared to the Measuring Position, other than an isolated action that is not taken in bad faith and is remedied by the Company or a successor promptly after receipt of written notice thereof from the Executive;

                           (iii) a reduction in the Executive's annual base salary or a material reduction in any other material benefit provided the Executive by the Company;

                           (iv) notice by the Company not to extend the Employment

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         Agreement;

                           (v) the relocation of the Executive's principal place of employment to a location more than fifty (50) miles from the Executive's principal place of employment (unless such relocation does not increase the Executive's commute by more than twenty (20) miles) on the 181st day prior to the Change-in-Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations as of such day; or

                           (vi) the failure by the Company to obtain an agreement from any successor to assume and agree to perform this Agreement.

                           (g) "Circumstances of Ineligibility" means any one or more of the following circumstances:

                           (i) DEATH, DISABILITY OR VOLUNTARY TERMINATION. If the Executive is terminated due to death or Disability (as defined in the Employment Agreement) or if the Executive elects to voluntarily terminate his employment, including a termination due to retirement, with the Company or a successor, the Executive shall not be eligible to receive the Change-in-Control Payment; PROVIDED, HOWEVER, that termination of employment by the Executive for Good Reason shall not constitute a Circumstance of Ineligibility.

                           (ii) TERMINATION FOR CAUSE. If the Executive's employment with the Company or a successor is terminated for Cause at any time preceding or following a Change-in-Control, the Executive shall not be eligible to receive the Change-in-Control Payment.

3. TIME OF PAYMENT OF CHANGE-IN-CONTROL PAYMENT

                  The Change-in-Control Payment (if any) shall be paid to the Executive in cash in a lump sum within 10 business days following the later of
(i) the date of the termination of the Executive's employment with the Company or the successor or (ii) the date of the Change-in-Control.

4. VESTING OF RESTRICTED STOCK AND STOCK OPTIONS

                  Upon the occurrence of a Change-in-Control, any and all stock awards under the General Cable Corporation Stock Incentive Plan (the "Stock Incentive Plan") shall become fully vested and immediately exercisable and shall remain exercisable until their expiration in accordance with the terms of the Stock Incentive Plan.

5. CONTINUATION OF EXECUTIVE WELFARE BENEFITS

                   Notwithstanding anything contained herein to the contrary, if the Executive is entitled to receive the Change-in-Control Payment, the Company or any of its subsidiaries or successor shall continue his participation, as if he were still an employee, in the medical, dental, hospitalization and life insurance plans, programs and/or arrangements of the Company or any of its subsidiaries in which he was participating on the date of the termination of his employment (or on the 181st day prior to the Change-in-Control, if more favorable to the Executive) on the same terms and conditions as other executives under such plans, programs and/or arrangements until the earlier of (i) the end of the 36-month (30-month in the case of life insurance programs) period following the date of the termination of his employment or (ii) the date, or dates, he receives equivalent coverage and benefits under the plans, programs and/or arrangements of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit basis).


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6. GROSS-UP

                           (a) Whether or not the Executive becomes entitled to
the Change-in-Control Payment, if any of the payments or benefits received or to be received by the Executive in connection with a Change-in-Control or the Executive's termination of employment (whether such payments or benefits are provided pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change-in-Control or any person affiliated with the Company or such person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") would be subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") equal to the Excise Tax plus related federal, state and local income, excise, and employment taxes. The intent of the Gross-Up Payment is to ensure that the Executive does not bear the cost of the Excise Tax or any tax associated with the Company's reimbursement of the Excise Tax.

                           (b) For purposes of determining whether any of the
Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") selected by the Company and reasonably acceptable to the Executive, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code,
(ii) all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount" (as defined in
Section 280G(b)(3) of the Code) allocable to such payment, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of the Executive's termination of employment net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                           (c) In the event that the Excise Tax is finally
determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such

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excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

7. MISCELLANEOUS

                           (a) NO EMPLOYMENT AGREEMENT. This Agreement does not
constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee.

                           (b) DEDUCTIONS AND WITHHOLDING. The Executive agrees
that the Company shall withhold from any and all compensation required to be paid to the Executive pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

                           (c) WAIVER AND RELEASE. The Executive acknowledges
that (i) the Change-in-Control Payment is in excess of the amounts that the Executive would otherwise be entitled to receive under any employment or severance agreement, plan, program or arrangement of the Company or between the Company and the Executive and (ii) the Company has no obligation to enter into this Agreement. In consideration of the Company assuming these additional obligations and entering into this Agreement, the Executive agrees to execute a customary release of all claims related to the Executive's employment or termination thereof, in substantially the same form as annexed hereto other than any modifications which may be required to effectuate such release based upon any changes in law.

                           (d) ARBITRATION. Any dispute or controversy arising
under or in connection with this Agreement shall be settled exclusively by arbitration conducted in Cincinnati, Ohio under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and a statement of reasons for the decision; and
(iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne by the Company, unless the position advanced by the Executive is determined by the arbitrator to be frivolous in nature.

                           (e) LEGAL FEES. The Company or the successor shall
pay to the Executive all reasonable legal fees and expenses incurred by the Executive in disputing in good faith any issues hereunder relating to the termination of the Executive's employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of
Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within 30 days after delivery of the Executive's written request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Company or the successor shall pay to the Executive interest at the prime lending rate as announced from time to time by The Chase Manhattan Bank on all or any part of the Change-in-Control Payment that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

                           (f) NO DUTY TO MITIGATE/SET-OFF. The Company agrees
that if the

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Executive's employment with the Company or a successor is terminated during the
Term, the Executive shall not be required to seek other employment. Further, the amount of any payment or benefit hereunder shall not be reduced by any compensation earned by the Executive or any benefit provided to the Executive as the result of employment by another employer or otherwise, except as provided in Paragraph 5 or 7(g) hereof. The Company's obligations to make any payment or provide any benefit hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or a successor corporation may have against the Executive.

                           (g) OFFSET. The Change-in-Control Payment shall be
reduced by any severance payment made by the Company or any subsidiary of the Company to the Executive pursuant to (i) any severance plan, program, policy or arrangement of the Company or any subsidiary of the Company, (ii) the Employment Agreement or any other employment agreement between the Company or any subsidiary of the Company and the Executive, and (iii) any federal, state or local statute, rule, regulation or ordinance.

                           (h) ENTIRE AGREEMENT. This Agreement embodies the
entire agreement of the parties with respect to any payment due the Executive in the event of a Change-in-Control and supersedes any other prior oral or written agreements between the Executive and the Company with respect thereto, except that nothing herein shall be construed to adversely affect the Executive's right to receive any non-duplicative payment or benefit to which he is entitled under the Employment Agreement or any other employment agreement between the Company or any subsidiary of the Company and the Executive in connection with his termination of employment. No party may amend, modify or terminate this Agreement without the express written consent of the other party.

                           (i) BINDING AGREEMENT. This Agreement shall inure to
the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

                           (j) GOVERNING LAW. This Agreement shall be governed
and construed in accordance with the laws of the Commonwealth of Kentucky without reference to principles of conflict of laws.

                           (k) COUNTERPARTS. This Agreement may be executed and
delivered in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                              GENERAL CABLE CORPORATION



                                              By: /s/ Robert J. Siverd
                                                 ------------------------



ACCEPTED AND AGREED TO
as of the date first written above

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By:/s/ Stephen Rabinowitz
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       Stephen Rabinowitz